QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-104894

PROSPECTUS SUPPLEMENT DATED APRIL 21, 2005
(To Prospectus filed on September 3, 2003)

MICRON TECHNOLOGY, INC.

$632,500,000
(aggregate principal amount)

2.50% Convertible Subordinated Notes due 2010 and the
Common Stock Issuable Upon Conversion of the Notes

        This Prospectus Supplement, together with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

        The table captioned "Selling Securityholders" commencing on page 40 of the Prospectus is hereby amended to reflect the following additions and changes.

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Outstanding(2)
Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd.	$582,000	*	49,372	*
Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio	3,889,000	*	329,911	*
Deutsche Bank Sec., Inc.	10,595	*	898	*
Saranac Erisa Arbitrage LP	11,000	*	933	*
UBS AG	19,500,000	3.1	1,654,224	*

*
Less than 1%

(1)
Assumes conversion of all of the holder's notes at a conversion price of $11.79 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of the Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 614,869,802 shares of common stock outstanding as of April 7, 2005. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

QuickLinks

PROSPECTUS SUPPLEMENT DATED APRIL 21, 2005 (To Prospectus filed on September 3, 2003)